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                                                                    EXHIBIT 4

THE TRAVELERS INSURANCE COMPANY - ONE TOWER SQUARE - HARTFORD, CONNECTICUT -
                                    06183

                                 A STOCK COMPANY



            We are pleased to provide You the benefits of this Variable Annuity Contract. Please read Your Contract and all attached forms carefully.


            IF YOU HAVE ANY QUESTIONS CONCERNING YOUR CONTRACT, PLEASE CONTACT US AT 1-800-842-8573.

                         RIGHT TO EXAMINE THIS CONTRACT

            IF THIS CONTRACT IS RETURNED TO US AT OUR OFFICE OR TO OUR AGENT TO BE CANCELED WITHIN 10 DAYS AFTER ITS DELIVERY TO YOU, WE WILL PAY YOU THE CONTRACT VALUE DETERMINED AS OF THE NEXT VALUATION DATE AFTER WE RECEIVE THE WRITTEN REQUEST AT OUR OFFICE, PLUS ANY PREMIUM TAX OR CONTRACT CHARGES PAID. IF THIS CONTRACT IS ISSUED AS AN INDIVIDUAL RETIREMENT ANNUITY (IRA), AND IS RETURNED TO US AT OUR OFFICE OR TO OUR AGENT WITHIN 7 DAYS OF ITS DELIVERY TO YOU, WE WILL PAY YOU THE FULL AMOUNT OF ANY PREMIUM PAID, WITHOUT ADJUSTMENT FOR ANY PREMIUM TAX OR CONTRACT CHARGES PAID. IF THIS CONTRACT IS RETURNED DURING THE BALANCE OF THE RIGHT TO EXAMINE PERIOD, WE WILL PAY YOU THE CONTRACT VALUE AS STATED ABOVE. AFTER THE CONTRACT IS RETURNED, IT WILL BE CONSIDERED AS NEVER IN EFFECT.


            This Contract is issued in consideration of the Purchase Payments. It is subject to the terms and conditions stated on the attached pages, all of which are a part of it.

                        Executed at Hartford, Connecticut



                                     [SIG]



                                    President


This is a legal Contract between You and Us.       READ YOUR CONTRACT CAREFULLY.

            FLEXIBLE PREMIUM INDIVIDUAL DEFERRED VARIABLE ANNUITY CONTRACT
                    LIFE ANNUITY COMMENCING AT MATURITY DATE

ELECTIVE OPTIONS                                              NON-PARTICIPATING



         ANNUITY PAYMENTS AND OTHER VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.


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                                TABLE OF CONTENTS


Right to Examine this Contract                              Cover Page

Contract Specifications                                     Page 3

Definitions                                                 Page 5

Owner, Beneficiary and Annuitant Provisions                 Page 7

Purchase Payment and Valuation Provisions                   Page 9

Death Benefit Provisions                                    Page 11

Settlement Provisions                                       Page 12

General Provisions                                          Page 13

Annuity Tables                                              Page 16





        Any Amendments, Riders or Endorsements follow the Annuity Tables.

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================================================================================
                             CONTRACT SPECIFICATIONS
================================================================================
CONTRACT NUMBER                   [SPECIMEN]

OWNER                             [JOHN DOE]

[JOINT OWNER]                     [         ]

ANNUITANT                         [JOHN DOE  ]

[CONTINGENT ANNUITANT]

[PRIMARY BENEFICIARY]             [ SUSAN DOE]

CONTRACT DATE                     [FEBRUARY  1, 1998]

MATURITY DATE                     [DECEMBER 31, 2015]

[INITIAL PURCHASE PAYMENT]        [$25,000.00]
--------------------------------------------------------------------------------

MINIMUM PURCHASE PAYMENT:  [$25,000]
MINIMUM SUBSEQUENT PURCHASE PAYMENT: [$500]
MAXIMUM PURCHASE PAYMENT WITHOUT OUR APPROVAL:  $1,000,000

SEPARATE ACCOUNT:  THE TRAVELERS SEPARATE ACCOUNT TM FOR VARIABLE ANNUITIES

[FUNDING OPTIONS:







The Travelers Series Trust:                    Capital Appreciation Fund
    Equity Income Portfolio                    Cash Income Trust
    Federated High Yield Portfolio             Travelers Series Fund Inc.:
    Federated Stock Portfolio                      Alliance Growth Portfolio
    Large Cap Portfolio                            MFS Total Return Portfolio
    Lazard International Stock Portfolio           Putnam Diversified Income Portfolio]
    MFS Emerging Growth Portfolio
    Mid Cap Disciplined Equity Fund
    Travelers Quality Bond Portfolio


FUNDING OPTION DEDUCTIONS:
The Administrative Charge and the Mortality and Expense Risk Charge result in a daily deduction of [.00004658[ per Funding Option. When expressed on an annual basis, the daily deduction equals[1.70%] per Funding Option.

    ADMINISTRATIVE CHARGE:   .15% on an annual basis
    MORTALITY AND EXPENSE RISK CHARGE:   [1.55%] on an annual basis


SURRENDER CHARGES DEDUCTED ON WITHDRAWAL:   0%



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CONTRACT FEE:  $40.00 annually assessed on the [fourth Friday of August.]
   This fee will not be assessed under the following situations:
     a) if Your Contract Value is $50,000 or greater on the date the charge is assessed;
     b) distribution of proceeds due to death; or
     c) after an Annuity payout has begun.

TRANSFER CHARGE:  [$0]
We reserve the right to assess a Transfer Charge of up to $10.00 on transfers exceeding [12] per year. We will notify You In Writing at Your last known address at least 31 day's prior to the imposition of any such Transfer Charge.

ASSUMED DAILY NET INVESTMENT FACTOR:
Upon annuitization, the Assumed Daily Net Investment Factor is 1.000081 for each Funding Option.

TERMINATION: We reserve the right to terminate this Contract when the Contract Value is less than $2,000 and no Purchase Payments have been made for two years.


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================================================================================
                                   DEFINITIONS
================================================================================


ACCUMULATION UNIT - an accounting unit of measure used to calculate the value of this Contract before Annuity payments begin.

AGE - age last birthday.

ANNUITANT - the person on whose life the Maturity Date and Annuity payments depend.

ANNUITY UNIT - an accounting unit of measure used to calculate the amount of Annuity Payments.

CODE - the Internal Revenue Code of 1986, as amended, and all related laws and regulations which are in effect during the term of this Contract.

CONTRACT - a Contract which describes the benefits, rights and obligations of the Owner and Us.

CONTRACT DATE - the date on which the Contract is issued.

CONTRACT YEARS - twelve month periods beginning with the Contract Date.

DEATH REPORT DATE - the Valuation Date coincident with or next following the day on which We have received 1) Due Proof of Death and 2) a Written Request for an election of a single sum payment or an alternate Settlement Option as described in the Contract.

DUE PROOF OF DEATH - (i) a copy of a certified death certificate; (ii) a copy of a certified decree of a court of competent jurisdiction as to the finding of death; (iii) a written statement by a medical doctor who attended the deceased; or (iv) any other proof satisfactory to Us.

FUNDING OPTIONS - the Underlying Funds available under the Separate Account for this Contract.

MATURITY DATE - the date on which the Annuity payments are to begin.

NONQUALIFIED CONTRACT - a Contract other than a Qualified Contract.

OUR OFFICE - the Home Office of The Travelers Insurance Company or any other office which We may designate for the purpose of administering this Contract.

PREMIUM TAX - the amount of tax, if any, charged by a state or municipality. We will deduct any applicable Premium Tax from the Contract Value either upon surrender, annuitization, death, or at the time a Purchase Payment is made, but no earlier than when We have the liability under state law.

PURCHASE PAYMENTS - payments of premium You make to Us under this Contract.

QUALIFIED CONTRACT - a Contract used in a retirement plan or program whereby the Purchase Payments and any gains are intended to qualify under Sections 401, 403, 408, 414(d) or 457 of the Code.

RECORDED - a Written Request is Recorded when the information is noted in Our file for this Contract.

SEPARATE ACCOUNT- the Separate Account indicated in the Contract Specifications which We established for this class of Contracts and certain other Contracts.

TERMINATION - discontinuance of this Contract by Us or by Your Written Request.



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UNDERLYING FUND - an open-end diversified management investment company or portfolio thereof, indicated in the Contract Specifications, which serves as a variable investment option under the Separate Account.

VALUATION DATE -a date on which a Funding Option is valued, which is every day the New York Stock Exchange is open for trading (except for when trading is restricted due to an emergency as defined by the Securities and Exchange Commission.)

VALUATION PERIOD - the period beginning at the close of business of the New York Stock Exchange on each Valuation Date and ending at the close of business for the next succeeding Valuation Date. Also referred to as the period between successive valuations.

WE, US, OUR - The Travelers Insurance Company.

WRITTEN REQUEST - written information including requests for Contract changes sent to Us in a form and content satisfactory to Us and received at Our Office.

YOU, YOUR - the Owner, including a Joint Owner.



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================================================================================
                      OWNER, BENEFICIARY AND ANNUITANT PROVISIONS
================================================================================

OWNER
This Contract belongs to the Owner shown in the Contract Specifications or to any person subsequently named in a Written Request of Transfer of Ownership as provided below. As Owner, You have sole power during the Annuitant's lifetime to exercise any rights and to receive all benefits given in this Contract provided You have not named an irrevocable Beneficiary and provided the Contract is not assigned.


You will be the recipient of all payments while the Annuitant is alive unless You direct them to an alternate recipient under a Recorded payment direction. An alternate recipient under a payment direction does not become the Owner. A payment direction is revocable by You at any time by Written Request giving 30 days' advance notice.

JOINT OWNER
Joint Owners may be named in a Written Request prior to the Contract Date. Joint Owners may independently exercise transfers between accounts. All other rights of ownership must be exercised by Joint action. Joint Owners own equal shares of any benefits accruing or payments made to them. All rights of a Joint Owner end at death if another Joint Owner survives. The entire interest of the deceased Joint Owner in this Contract will pass to the surviving Joint Owner.


If a Joint Owner dies before payment of an Annuity Option begins and is survived by the Annuitant, any surviving Joint Owner is the "designated beneficiary" referred to in Section 72(s) of the Code, and his or her rights pre-empt those of the Beneficiary named in a Written Request.


TRANSFER OF OWNERSHIP
You may transfer ownership by Written Request. You may not revoke any transfer after the effective date of such transfer. Once the Transfer of Ownership is Recorded by Us, it will take effect as of the date of Your Request, subject to any payments made or other actions taken by Us before the recording.


Unless provided otherwise, a Transfer of Ownership does not affect the interest of any Beneficiary designated prior to the effective date of the transfer.

A Transfer of Ownership may have adverse tax consequences to You as the former Owner; please consult Your tax advisor.

ASSIGNMENT
You may collaterally assign ownership, of all or a portion of this Contract by Written Request without the approval of any Beneficiary unless irrevocably named. You may not exercise any rights of ownership while the assignment remains in effect without the approval of the collateral assignee. We are not responsible for the validity of any Assignment. Once the collateral Assignment is Recorded by Us, it will take effect as of the date of Your Written Request, subject to any payments made or other actions taken by Us before the Request is received.

If a claim is made based on an Assignment, We may require proof of interest of the claimant. A Recorded Assignment takes precedence over any rights of a Beneficiary. Any amounts due under a Recorded assignment will be paid in a single sum.

An Assignment may have adverse tax consequences to You; please consult Your tax advisor.

CREDITOR CLAIMS
To the extent permitted by law, no right or benefit of the Owner or Beneficiary under this Contract shall be subject to the claims of creditors or any legal process except as may be provided by an assignment.

BENEFICIARY
The Beneficiary is the party named in a Written Request. The Beneficiary has the right to receive any remaining Contractual benefits upon the death of the Annuitant, or under certain circumstances, upon the death of the Owner. If there is more than one Beneficiary surviving the Annuitant, the Beneficiaries will share equally in benefits unless different shares are Recorded with Us by Written Request prior to the death of the Annuitant.



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If a Joint Owner dies before payment of an Annuity Option begins and is survived by the Annuitant, any surviving Joint Owner is the "designated beneficiary" referred to in Section 72(s) of the Code, and his or her rights pre-empt those of the Beneficiary named in a Written Request.

Unless an irrevocable Beneficiary has been named, You have the right to change any Beneficiary by Written Request during the lifetime of the Annuitant and while the Contract continues.

Once a change in Beneficiary is Recorded by Us, it will take effect as of the date of the Written Request, subject to any payments made or other actions taken by Us before the recording.

If no Beneficiary has been named by You, or if no Beneficiary is living when the Annuitant dies, the interest of any Beneficiary will pass:

     a) if You are living, to You; or
     b) if You have died and there is a surviving Joint Owner, to the Joint Owner; or
     c) if You have died and there is not a Joint Owner surviving, to Your estate.

ANNUITANT
The Annuitant is the individual shown in the Contract Specifications on whose life Annuity payments are based. The Annuitant may not be changed after the Contract Date.

CONTINGENT ANNUITANT
You may name one individual as a Contingent Annuitant by Written Request prior to the Contract Date. A Contingent Annuitant may not be changed, deleted or added to the Contract after the Contract Date. For purposes of this provision the Owner cannot be the Annuitant.

   If the Annuitant dies prior to the Maturity Date while this Contract is in effect and while the Contingent Annuitant is living:

     a)  the death benefit will not be payable upon the Annuitant's death; and
     b)  the Contingent Annuitant becomes the Annuitant; and
     c) all other rights and benefits provided by this Contract will continue in effect.

When a Contingent Annuitant becomes the Annuitant, the Maturity Date remains the same as previously in effect, unless otherwise provided.


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================================================================================
                    PURCHASE PAYMENT AND VALUATION PROVISIONS
================================================================================

PURCHASE PAYMENT

PURCHASE PAYMENT
A Purchase Payment is any payment You make for this Contract and the benefits it provides. An initial lump sum Purchase Payment must be made to the Contract and is due and payable before the Contract becomes effective. Each Purchase Payment is payable as shown in the Contract Specifications to Us at Our Office or to one of Our authorized representatives. No Purchase Payment after the initial Purchase Payment is required to continue this Contract in force, except as provided in the Termination provision.

Net Purchase Payments are that part of Your Purchase Payments applied to the Contract Value. A net Purchase Payment is equal to the Purchase Payment less any applicable Premium Tax.

ALLOCATION OF PURCHASE PAYMENT
We will apply any net Purchase Payment to provide Accumulation Units of selected Funding Options of this Contract. The Purchase Payment will be applied within two business days following its receipt at Our Office. The net Purchase Payment will be allocated to the Funding Options in the proportion specified by You for this Contract. The available Underlying Funds to which Funding Option assets are allocated are shown in the Contract Specifications; Underlying Funds may be subsequently added or deleted.

FUNDING OPTION VALUATION

NET INVESTMENT FACTOR
The net investment factor is a factor applied to measure the investment performance of a Funding Option from one Valuation Period to the next. The net investment factor for a Funding Option for any Valuation Period is equal to the sum of 1.0000 plus the net investment rate.

Each Funding Option's net investment rate for a Valuation Period is equal to the gross investment rate for that Funding Option, less the applicable Funding Option deduction for the Valuation Period.

All Funding Option deductions are shown in the Contract Specifications.

The gross investment rate of a Funding Option for a Valuation Period is equal to
(1) divided by (2):

   where (1) is:

     a) investment income, plus
     b) capital gains and losses, whether realized or unrealized, less
     c) a deduction for any tax levied against the Separate Account and its Underlying Funds;

   and (2) is the amount of the assets at the beginning of the Valuation Period.

The gross investment rate is based on the net asset value of the Underlying Fund and may be either positive or negative. Investment income includes any distribution whose ex-dividend date occurs during the Valuation Period.

ACCUMULATION UNIT VALUE
We determine the value of an Accumulation Unit in each Funding Option on each Valuation Date by multiplying the value on the preceding Valuation Date by the net investment factor for that Funding Option for the Valuation Period just ended.

The value of an Accumulation Unit on any date other than a Valuation Date will be equal to its value as of the next Valuation Date.

NUMBER OF ACCUMULATION UNITS
The number of Accumulation Units to be credited to each Funding Option once a Purchase Payment has been received by Us will be determined by dividing the net Purchase Payment applied to that Funding Option by the then Accumulation Unit Value of that Funding Option.



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TRANSFER BETWEEN FUNDING OPTIONS

You may transfer all or any part of the Contract Value from one Funding Option to any other Funding Option at any time up to 30 days before the due date of the first Annuity payment. We reserve the right to limit the number of transfers from one Funding Option to any other Funding Option.

Transfers between Funding Options will result in the addition or deletion of Accumulation Units having a total value equal to the dollar amount being transferred to or from a particular Funding Option. The number of Accumulation Units will be determined by using the Accumulation Unit Value of the Funding Options involved as of the next Valuation Date after We receive notification of request for transfer. Transfers will be subject to any applicable Transfer Charge stated in the Contract Specifications.

CONTRACT VALUES

CONTRACT VALUE
The Contract Value on any date equals the sum of the accumulated values in the Funding Options. The accumulated value in a Funding Option equals the number of outstanding Accumulation Units credited to that Funding Option, multiplied by the then current Accumulation Unit Value for that Funding Option.

CONTRACT FEE
A Contract Fee in the amount and for the period shown in the Contract Specifications will be deducted from the Contract Value to reimburse Us for administrative expenses relating to the Contract. The Contract Fee will be deducted by surrendering on a pro rata basis Accumulation Units from all Funding Options in which You have an interest.

We will deduct the charge on a pro rata basis if the Contract has been in effect for less than a full period on the date a Contract Fee is deducted. The Contract Fee will also be prorated upon full surrender or Termination of the Contract.

CASH SURRENDER VALUE
The Cash Surrender Value is equal to the Contract Value less any applicable charges, fees or taxes deducted upon surrender.

CASH SURRENDER
You may elect by Written Request to receive the Cash Surrender Value before the due date of the first Annuity payment and without the consent of any Beneficiary unless irrevocably named. In the case of a full surrender, this Contract will be canceled. A partial surrender will reduce Your Contract Value. If You have a balance in more than one Funding Option, Your Contract Value will be reduced from all Your Funding Options on a pro rata basis, unless You request otherwise.

The Cash Surrender Value will be determined as of the next Valuation Date following receipt of Your Written Request. We may delay payment of the Cash Surrender Value of the Funding Options for a period of not more than five business days after We receive Your Written Request.


CONTRACT CONTINUATION

Except as provided in the Termination provision, this Contract does not require continuing Purchase Payments and will automatically continue as a paid-up Contract during the lifetime of the Annuitant until the Maturity Date, or until it is surrendered.




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================================================================================
                            DEATH BENEFIT PROVISIONS
================================================================================

DEATH OF ANNUITANT
A death benefit is payable to the Beneficiary upon the death of the Annuitant before the Maturity Date, unless there is a Contingent Annuitant surviving. A death benefit is also payable under those Settlement Options which provide for death benefits. We will pay the Beneficiary the death benefit in a single sum as described below upon receiving Due Proof of Death. A Beneficiary may request that a death benefit payable under this Contract be applied to a Settlement Option subject to the provisions of this Contract and the current tax laws.

DEATH OF OWNER WITH ANNUITANT SURVIVING
If the Owner is not the Annuitant, and the Owner (including the first of Joint Owners) dies before the Maturity Date with the Annuitant surviving, We will recalculate the value of the death benefit under the provisions of Death Proceeds Prior To The Maturity Date below, by replacing all references to "Annuitant" with "Owner." The value of the death benefit, as recalculated, will be paid in a single lump sum or by other election to the party taking proceeds under the current tax laws. The party must take distributions no later than under the applicable elections of that provision.

DEATH PROCEEDS PRIOR TO THE MATURITY DATE
If the Annuitant dies before Age 80 and before the Maturity Date, We will pay the Beneficiary the greater of a) or b) below, less any applicable Premium Tax as of the Death Report Date:

     a) the Contract Value on the Death Report Date; or
     b) the total Purchase Payments less the total amount of any partial surrenders made under this Contract.

We must be notified of the Annuitant's death no later than six months from the Annuitant's date of death in order for Us to make payment of death proceeds as described above. If notification is received more than six months after the Annuitant's death, We will make payment of death proceeds equal to the Contract Value on the Death Report Date less any applicable Premium Tax.

If the Annuitant dies on or after Age 80 and before the Maturity Date, We will pay the Beneficiary the Contract Value on the Death Report Date less any applicable Premium Tax.

DEATH PROCEEDS AFTER THE MATURITY DATE
If the Annuitant dies on or after the Maturity Date, We will pay the Beneficiary a death benefit consisting of any benefit remaining under the Annuity option then in effect.

INTEREST ON DEATH PROCEEDS
Any interest on death proceeds will be paid in accordance with rules in effect in Your state at the time of death.



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================================================================================
                              SETTLEMENT PROVISIONS
================================================================================

MATURITY DATE

The Maturity Date is shown in the Contract Specifications. This is the date on which We will begin paying to You the first of a series of Annuity payments in accordance with an Annuity Option elected by You. Annuity payments will begin under this Contract on the Maturity Date unless the Contract has been fully surrendered or the proceeds have been paid to the Beneficiary prior to that date. We may require proof that the Annuitant is alive before Annuity payments are made. If no Maturity Date is specified, the automatic Maturity Date will be the greater of when the Annuitant reaches Age 90 or ten years after the Contract Date.

Additionally, to the extent permitted by law, at least 30 days before the original Maturity Date, You may change the Maturity Date by Written Request to any time prior to the Annuitant's 90th birthday, or to a later date with Our consent.

ELECTION OF SETTLEMENT OPTIONS

On the Maturity Date, or other agreed upon date, We will pay the amount payable under this Contract to You in one lump sum or in accordance with an Annuity Option elected by You. While the Annuitant is alive, You may change Your Settlement Option election by Written Request, but only before the Maturity Date. We reserve the right to require satisfactory proof of the Age of any person on whose life Annuity payments are based before making the first payment under any Annuity Option.

During the Annuitant's lifetime, if no election has been made on the Maturity Date, We will pay You the first of a series of periodic Annuity payments based on the life of the Annuitant, in accordance with Annuity Option 2, with 120 monthly payments assured.

Once Annuity payments have commenced, no election changes are allowed.

MINIMUM AMOUNTS

The minimum amount that can be placed under a Settlement Option is $2,000 unless We consent to a lesser amount. If any periodic payments due are less than $100, We reserve the right to change the frequency to an interval resulting in a payment of at least $100.00 per year. We may make other arrangements that are equitable to the Annuitant.

ALLOCATION OF ANNUITY

At the time an election of one of the Annuity Options is made, the person electing the option may elect to have the Cash Surrender Value applied to provide a Variable Annuity, a Fixed Annuity or a combination of both.

If no election is made to the contrary, the value of a Funding Option will be applied when Annuity payments start to provide an Annuity which varies with the investment experience of that same Funding Option.

Once Annuity payments start, with Our consent, You may transfer Contract Value from one Funding Option to any other Funding Option to reallocate the basis on which Annuity Payments will be determined.

VARIABLE ANNUITY

AMOUNT OF FIRST PAYMENT
The Life Annuity Tables are used to determine the first monthly Annuity payment. They show the dollar amount of the first monthly Annuity payment which can be purchased with each $1,000 applied. The amount applied to a Variable Annuity will be the Cash Surrender Value as of 14 days before the date Annuity payments start.

ANNUITY UNIT VALUE
On any Valuation Date, the Annuity Unit Value for a Funding Option equals the Funding Option Annuity Unit Value on the preceding Valuation Date, multiplied by the net investment factor for that Funding Option for the Valuation Period just ended, divided by the Assumed Daily Net Investment Factor. The Assumed Daily Net Investment Factor is shown in the Contract Specifications. The Value of an Annuity Unit on any date other than a Valuation Date will be equal to its value as of the next Valuation Date.



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NUMBER OF ANNUITY UNITS
We determine the number of Annuity Units credited to this Contract in each Funding Option by dividing the first monthly Annuity payment attributable to that Funding Option by the Funding Option's Unit Value as of 14 days before the due date of the first Annuity payment.

AMOUNT OF SECOND AND SUBSEQUENT PAYMENTS
The dollar amount of the second and subsequent payments may change from month to month. The amount of the Annuity payment for each Funding Option is found by multiplying the number of Annuity Units credited to the Contract for that Funding Option by the Annuity Unit Value for that Funding Option. The total amount of each Annuity Payment will be equal to the sum of the payments in each Funding Option.

FIXED ANNUITY

A Fixed Annuity is an Annuity with payments which remain fixed as to dollar amount throughout the payment period. The Life Annuity Tables are used to determine the monthly Annuity payment. They show the dollar amount of monthly Annuity payments which can be purchased with each $1,000 applied. The amount applied to a Fixed Annuity will be the Cash Surrender Value applicable to the Fixed Annuity as of the day Fixed Annuity payments begin. If it would produce a larger payment, the Fixed Annuity payment will be determined using the Life Annuity Tables in effect on the Maturity Date.

ANNUITY OPTIONS

Subject to conditions stated in Elections Of Settlement Options and Minimum Amounts, all or any part of the Cash Surrender Value of this Contract may be paid under one or more of the Annuity Options below. We may offer additional options.

OPTION 1.  LIFE ANNUITY - NO REFUND
We will make periodic Annuity payments during the lifetime of the person on whose life the payments are based, ending with the last payment preceding death.

OPTION 2. LIFE ANNUITY WITH 120, 180 OR 240 MONTHLY PAYMENTS ASSURED We will make periodic Annuity payments during the lifetime of the person on whose life the payments are based. If at the death of that person, payments have been made for less than 120, 180, or 240 months, as elected, We will continue to make payments to the designated Beneficiary during the remainder of the period.

OPTION 3.  JOINT AND LAST SURVIVOR LIFE ANNUITY
We will make periodic Annuity payments during the Joint lifetime of two persons on whose lives payments are based and during the lifetime of the survivor. No more payments will be made after the death of the survivor.

OPTION 4. JOINT AND LAST SURVIVOR LIFE ANNUITY - ANNUITY REDUCED ON DEATH OF PRIMARY PAYEE We will make periodic Annuity payments during the Joint lifetime of two persons on whose lives payments are based. One of the two persons will be designated as the primary payee. The other will be designated as the secondary payee. On the death of the secondary payee, if survived by the primary payee, We will continue to make periodic Annuity payments to the primary payee in the same amount that would have been payable during the Joint lifetime of the two persons. On the death of the primary payee, if survived by the secondary payee, We will continue to make periodic Annuity payments to the secondary payee in an amount equal to 50% of the payments which would have been made during the lifetime of the primary payee. No further payments will be made following the death of the survivor.

OPTION 5. PAYMENTS FOR A FIXED PERIOD
We will make periodic payments for the period selected.


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================================================================================
                               GENERAL PROVISIONS
================================================================================

CONTRACT
The entire Contract between You and Us consists of the Contract, together with the application, if a copy of such application is attached to the Contract when issued and any Amendments, Riders or Endorsements.

CONTRACT CHANGES
The only way this Contract may be changed is by a written Amendment, Rider or Endorsement signed by one of Our officers.

INCONTESTABILITY
We will not contest this Contract from the Contract Date.

MISSTATEMENT
If this Contract is issued as a Nonqualified Contract, and the Annuitant's (or, if applicable, the Owner's) sex or date of birth was misstated, all benefits of the Contract are what the Purchase Payment(s) paid would have purchased at the correct sex and Age. Proof of the Annuitant's and Owner's Age may be filed at any time at Our Office.

If this Contract is issued as a Qualified Contract, and the Annuitant's date of birth was misstated, all benefits of the Contract are what the Purchase Payment(s) paid would have purchased at the correct Age. Proof of the Annuitant's Age may be filed at any time at Our Office.

SUBSTITUTION OF UNDERLYING FUNDS
If it is not possible to continue to offer an Underlying Fund, or in Our judgment becomes inappropriate for the purposes of this Contract, We may substitute another Underlying Fund without Your consent. Substitution may be made with respect to both existing investments and investment of future Purchase Payments. However, no such substitution will be made without notice to You and without prior approval of the Securities and Exchange Commission, to the extent required by law.

TERMINATION
We reserve the right to terminate this Contract on any Valuation Date as stated in the Contract Specifications. Termination will not occur until 31 days after We have mailed notice of Termination to You at Your last known address. If this Contract is terminated, We will pay You the Cash Surrender Value, if any.

REQUIRED REPORTS
We will furnish a report to the Owner as often as required by law, but at least once in each Contract Year before the due date of the first Annuity payment. The report will show the number of Accumulation Units credited to the Contract in each Funding Option and the corresponding Accumulation Unit Value as of the date of the report.

VOTING RIGHTS
If required by federal law, You may have the right to vote at the meetings of the shareholders of the Underlying Funds. If You have voting rights, We will send a notice to You telling You the time and place of a meeting. The notice will also explain matters to be voted upon and how many votes You may exercise.

MORTALITY AND EXPENSES
Our actual mortality and expense experience will not affect the amount of any Annuity payments or any other values under this Contract.

NON-PARTICIPATING
This Contract does not share in Our surplus earnings, so You will receive no dividends under it.

TAXES BASED UPON PREMIUM OR VALUE
If there is a law or change in law assessing taxes against Us based upon the premium or value of this Contract, We reserve the right to charge You proportionately for that tax. This would include, but is not limited to, a tax based upon Our realized net capital gains in the Funding Options, on which We are not currently taxed.

CONFORMITY WITH STATE AND FEDERAL LAWS
This Contract is governed by the law of the state in which it is delivered. Any paid-up Annuity, Cash Surrender Value or death benefits that are available under this Contract are not less than the minimum benefits required by the statutes of the state in which this Contract is delivered.

Upon receiving appropriate state approval, We may at any time make any changes, including retroactive changes, in this Contract to the extent that the change is required to meet the requirements of any law or regulation issued by a governmental agency to which We or You are subject.

EMERGENCY PROCEDURE
We reserve the right to suspend or postpone the date of any payment of any benefit or values for any Valuation Period (1) when the New York Stock Exchange is closed; (2) when trading on the Exchange is restricted; (3) when an emergency exists as determined by the Securities and Exchange Commission so that disposal of the securities held in the Funding Options is not reasonably practicable or it is not reasonably practicable to determine the value of the Funding Option's net assets, or (4) during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders. Any provision of this Contract which specifies a Valuation Date will be superseded by this Emergency Procedure.

RELATION OF THIS CONTRACT TO THE SEPARATE ACCOUNT AND FUNDING OPTIONS We will have exclusive and absolute ownership and control of the assets of Our Separate Account and the Funding Options. That portion of the assets of a Separate Account or Funding Option equal to the reserves and other Contract liabilities with respect to such Separate Account or Funding Option shall not be chargeable with liabilities arising out of any other business We conduct. Our determination of the value of an Accumulation Unit and an Annuity Unit by the method described in this Contract will be conclusive.

REDUCTION OR ELIMINATION OF CONTRACT CHARGES
All charges and fees under the Contract may be reduced or eliminated when certain sales or administration of the Contract result in savings or reduction of expenses, and/or risks.

TRANSFERS TO OTHER CONTRACTS ISSUED BY US
Under specific conditions, We may allow You to transfer funds held by You in this Contract to another Contract issued by Us. Once the transfer is complete and We have established a new Contract at Your direction, new Withdrawal Charges may apply to the new Contract in accordance with the provisions of such Contract.

                               LIFE ANNUITY TABLES
                     GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                    PURCHASED WITH EACH $1,000 OF PROCEEDS APPLIED

                     OPTIONS 1 AND 2 - SINGLE LIFE ANNUITIES

                  THIS TABLE WILL BE USED FOR NONQUALIFIED CONTRACTS.


              MALE               NUMBER OF MONTHLY PAYMENTS GUARANTEED
               AGE            NONE          120           180          240

               45             3.67          3.65         3.64         3.61
               46             3.72          3.70         3.68         3.65
               47             3.77          3.75         3.73         3.70
               48             3.82          3.80         3.78         3.74
               49             3.88          3.86         3.83         3.79
               50             3.94          3.92         3.89         3.84
               51             4.00          3.98         3.94         3.89
               52             4.07          4.04         4.00         3.95
               53             4.14          4.11         4.07         4.00
               54             4.21          4.18         4.13         4.06
               55             4.29          4.25         4.20         4.12
               56             4.37          4.33         4.27         4.18
               57             4.46          4.41         4.34         4.24
               58             4.55          4.49         4.42         4.30
               59             4.65          4.58         4.50         4.36
               60             4.75          4.68         4.58         4.43
               61             4.86          4.78         4.67         4.49
               62             4.98          4.88         4.75         4.56
               63             5.10          5.00         4.85         4.63
               64             5.24          5.11         4.94         4.69
               65             5.38          5.24         5.04         4.76
               66             5.54          5.36         5.13         4.83
               67             5.70          5.50         5.23         4.89
               68             5.87          5.64         5.34         4.95
               69             6.06          5.78         5.44         5.01
               70             6.26          5.93         5.54         5.07
               71             6.47          6.09         5.64         5.12
               72             6.69          6.24         5.74         5.17
               73             6.93          6.41         5.84         5.22
               74             7.18          6.58         5.94         5.26
               75             7.45          6.75         6.04         5.30


        Dollar amounts of the monthly Annuity payments for the first and second options are based on the 1983 Individual Annuitant Mortality Table A, projected to the year 2015 using Projection Scale G, and a net investment rate of 3% per annum.

                               LIFE ANNUITY TABLES
                  GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                 PURCHASED WITH EACH $1,000 OF PROCEEDS APPLIED

                     OPTIONS 1 AND 2 - SINGLE LIFE ANNUITIES

               THIS TABLE WILL BE USED FOR NONQUALIFIED CONTRACTS.


                FEMALE       NUMBER OF MONTHLY PAYMENTS GUARANTEED
                 AGE         NONE         120         180         240

                  45         3.43        3.43        3.42        3.41
                  46         3.47        3.47        3.46        3.45
                  47         3.51        3.51        3.50        3.48
                  48         3.55        3.55        3.54        3.52
                  49         3.60        3.59        3.58        3.56
                  50         3.65        3.64        3.63        3.61
                  51         3.70        3.69        3.67        3.65
                  52         3.75        3.74        3.72        3.70
                  53         3.81        3.79        3.78        3.75
                  54         3.86        3.85        3.83        3.80
                  55         3.93        3.91        3.89        3.85
                  56         3.99        3.97        3.95        3.91
                  57         4.06        4.04        4.01        3.96
                  58         4.13        4.11        4.08        4.02
                  59         4.21        4.18        4.14        4.08
                  60         4.29        4.26        4.22        4.15
                  61         4.38        4.34        4.29        4.21
                  62         4.47        4.43        4.37        4.28
                  63         4.57        4.52        4.46        4.35
                  64         4.67        4.62        4.54        4.42
                  65         4.78        4.72        4.63        4.49
                  66         4.90        4.83        4.73        4.56
                  67         5.02        4.94        4.82        4.64
                  68         5.16        5.07        4.93        4.71
                  69         5.31        5.19        5.03        4.78
                  70         5.46        5.33        5.14        4.86
                  71         5.63        5.47        5.25        4.93
                  72         5.81        5.62        5.36        5.00
                  73         6.01        5.78        5.48        5.06
                  74         6.22        5.95        5.59        5.12
                  75         6.45        6.12        5.71        5.18

        Dollar amounts of the monthly Annuity payments for the first and second options are based on the 1983 Individual Annuitant Mortality Table A, projected to the year 2015 using Projection Scale G, and a net investment rate of 3% per annum.

                             LIFE ANNUITY TABLES
                GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
               PURCHASED WITH EACH $1,000 OF PROCEEDS APPLIED

                  OPTIONS 1, AND 2 - SINGLE LIFE ANNUITIES

              THIS TABLE WILL BE USED FOR QUALIFIED CONTRACTS.

              UNISEX             NUMBER OF MONTHLY PAYMENTS GUARANTEED
               AGE           NONE          120           180           240

                45           3.55          3.54         3.53          3.51
                46           3.60          3.59         3.57          3.55
                47           3.64          3.63         3.62          3.60
                48           3.69          3.68         3.66          3.64
                49           3.74          3.73         3.71          3.68
                50           3.80          3.78         3.76          3.73
                51           3.85          3.84         3.81          3.78
                52           3.91          3.89         3.87          3.83
                53           3.97          3.95         3.92          3.88
                54           4.04          4.02         3.98          3.93
                55           4.11          4.08         4.05          3.99
                56           4.18          4.15         4.11          4.05
                57           4.26          4.23         4.18          4.11
                58           4.34          4.30         4.25          4.17
                59           4.43          4.39         4.33          4.23
                60           4.52          4.47         4.40          4.30
                61           4.62          4.56         4.49          4.36
                62           4.73          4.66         4.57          4.43
                63           4.84          4.76         4.66          4.50
                64           4.96          4.87         4.75          4.57
                65           5.08          4.98         4.84          4.63
                66           5.22          5.10         4.94          4.70
                67           5.36          5.23         5.04          4.77
                68           5.52          5.36         5.14          4.84
                69           5.68          5.49         5.24          4.91
                70           5.86          5.64         5.35          4.97
                71           6.05          5.79         5.46          5.03
                72           6.25          5.94         5.56          5.09
                73           6.47          6.10         5.67          5.15
                74           6.70          6.27         5.78          5.20
                75           6.95          6.45         5.88          5.25

        Dollar amounts of the monthly Annuity payments for the first and second options are based on the 1983 Individual Annuitant Mortality Table A, projected to the year 2015 using Projection Scale G, and a net investment rate of 3% per annum.

                               LIFE ANNUITY TABLES
                  GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                 PURCHASED WITH EACH $1,000 OF PROCEEDS APPLIED

              THESE TABLES WILL BE USED FOR NONQUALIFIED CONTRACTS.


                 OPTION 3 - JOINT AND LAST SURVIVOR LIFE ANNUITY

   MALE                                      FEMALE AGE
    AGE         45         50         55         60         65         70         75

    45         3.25       3.34       3.42       3.49       3.54       3.58       3.61
    50         3.30       3.42       3.53       3.64       3.73       3.80       3.85
    55         3.34       3.48       3.64       3.78       3.92       4.04       4.13
    60         3.37       3.54       3.72       3.92       4.12       4.30       4.45
    65         3.39       3.58       3.79       4.04       4.30       4.57       4.82
    70         3.41       3.60       3.84       4.13       4.46       4.82       5.20
    75         3.42       3.62       3.87       4.19       4.58       5.04       5.55




                    OPTION 4 - JOINT AND LAST SURVIVOR LIFE ANNUITY
                      REDUCED 50% ON DEATH OF PRIMARY PAYEE



                     AGE OF PRIMARY MALE
                    AND SECONDARY FEMALE             DOLLAR AMOUNT

                             45                           3.44
                             50                           3.66
                             55                           3.94
                             60                           4.30
                             65                           4.78
                             70                           5.45
                             75                           6.36

        Dollar amounts of the monthly Annuity payments for the third and fourth options are based on the 1983 Individual Annuitant Mortality Table A, projected to the year 2015 using Projection Scale G, and a net investment rate of 3% per annum.

                               LIFE ANNUITY TABLES
                  GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                 PURCHASED WITH EACH $1,000 OF PROCEEDS APPLIED

               THESE TABLES WILL BE USED FOR QUALIFIED CONTRACTS.

                 OPTION 3 - JOINT AND LAST SURVIVOR LIFE ANNUITY


  UNISEX
    AGE         45         50         55         60         65         70         75

    45         3.26       3.33       3.39       3.44       3.48       3.50       3.52
    50         3.33       3.43       3.52       3.60       3.66       3.71       3.74
    55         3.39       3.52       3.65       3.77       3.87       3.95       4.01
    60         3.44       3.60       3.77       3.94       4.10       4.23       4.34
    65         3.48       3.66       3.87       4.10       4.33       4.54       4.72
    70         3.50       3.71       3.95       4.23       4.54       4.86       5.15
    75         3.52       3.74       4.01       4.34       4.72       5.15       5.60




                 OPTION 4 - JOINT AND LAST SURVIVOR LIFE ANNUITY
                      REDUCED 50% ON DEATH OF PRIMARY PAYEE



                       AGE OF PRIMARY
                    AND SECONDARY UNISEX             DOLLAR AMOUNT

                             45                           3.40
                             50                           3.60
                             55                           3.87
                             60                           4.21
                             65                           4.68
                             70                           5.31
                             75                           6.20


        Dollar amounts of the monthly Annuity payments for the third and fourth options are based on the 1983 Individual Annuitant Mortality Table A, projected to the year 2015 using Projection Scale G, and a net investment rate of 3% per annum.

                                 ANNUITY TABLES
                  GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                 PURCHASED WITH EACH $1,000 OF PROCEEDS APPLIED

                     OPTION 5 - PAYMENTS FOR A FIXED PERIOD


        THIS TABLE WILL BE USED FOR NONQUALIFIED AND QUALIFIED CONTRACTS.

                                MONTHLY                            MONTHLY
               NUMBER OF        PAYMENT             NUMBER OF      PAYMENT
                 YEARS          AMOUNT                YEARS         AMOUNT


                   5             17.91                 18            5.96
                   6             15.14                 19            5.73
                   7             13.16                 20            5.51
                   8             11.68                 21            5.32
                   9             10.53                 22            5.15
                   10             9.61                 23            4.99
                   11             8.86                 24            4.84
                   12             8.24                 25            4.71
                   13             7.71                 26            4.59
                   14             7.26                 27            4.47
                   15             6.87                 28            4.37
                   16             6.53                 29            4.27
                   17             6.23                 30            4.18


        The dollar amounts of the monthly Annuity payments for the fifth option are based on a net investment rate of 3% per annum.


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


            FLEXIBLE PREMIUM INDIVIDUAL DEFERRED VARIABLE ANNUITY CONTRACT
                    LIFE ANNUITY COMMENCING AT MATURITY DATE




         ELECTIVE OPTIONS                                   NON-PARTICIPATING